EXHIBIT 99.1
Fastenal Company Announces Cash Dividend
WINONA, Minn., November 20, 2020 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST) reported its board of directors declared a special one-time dividend of $0.40 per share to be paid in cash on December 22, 2020 to shareholders of record at the close of business on December 2, 2020. Except for share and per share information, dollar amounts are stated in millions.
Fastenal began paying regular annual dividends in 1991, semi-annual dividends in 2003, and then expanded to quarterly dividends in 2011. In addition to these regular dividend payments, Fastenal has previously paid special one-time dividends in December 2008 and again in December 2012. Our board of directors currently intends to continue paying regular quarterly dividends, though all future determination as to payment of dividends will depend upon the financial condition and results of operations of the company and such other factors as are deemed relevant by the board of directors, such as income tax rates, related to dividends at that time.
In 2020, 2019, and 2018, we paid (or declared) dividends as follows:

Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Sub-Total (Regular)	Fourth Quarter (Special)	Total
2020	$0.250	$0.250	$0.250	$0.250	$1.000	$0.400	$1.400
2019	$0.215	$0.215	$0.220	$0.220	$0.870	$0.000	$0.870
2018	$0.185	$0.185	$0.200	$0.200	$0.770	$0.000	$0.770
Dividend and common stock purchase activity during the last ten years:

							Average Per
		Total	Dividends per Share		Total Value of	Total Number	Share Price of
	Dividend	Dividends	Regular	Total	Common Stock	of Shares	Common Stock
Year	Payments	Paid	Dividend	Dividend	Purchased	Purchased	Purchased
2020	Five (1) (2)	$803.4	$1.000	$1.400	$52.0	1,600,000	$32.54
2019	Four	$498.6	$0.870	$0.870	$—	—	$—
2018	Four	$441.9	$0.770	$0.770	$103.0	4,000,000	$25.75
2017	Four	$369.1	$0.640	$0.640	$82.6	3,800,000	$21.72
2016	Four	$346.6	$0.600	$0.600	$59.5	3,200,000	$18.58
2015	Four	$327.1	$0.560	$0.560	$293.0	14,200,000	$20.63
2014	Four	$296.6	$0.500	$0.500	$52.9	2,400,000	$22.06
2013	Four	$237.5	$0.400	$0.400	$9.1	400,000	$22.70
2012	Five(2)	$367.3	$0.370	$0.620	$—	—	$—
2011	Four	$191.7	$0.325	$0.325	$—	—	$—
Ten Year Total		$3,879.8	$6.035	$6.685	$652.1	29,600,000	$22.03
(1) The Total Dividends Paid amount includes the estimated impact from this announcement. The estimate is calculated using the 574.1 million shares outstanding at October 31, 2020.
(2) There was a supplemental dividend paid in December 2012 and another that will be paid in December 2020.

All share and per share information reflects the two-for-one stock splits in both 2019 and 2011.
About Fastenal
Fastenal helps customers simplify and realize product and process savings across their supply chain. We sell a broad offering of products spanning more than nine major product lines – from fasteners and tools to safety and janitorial supplies. These products are efficiently distributed to manufacturing facilities, job sites, and other customer locations through local service teams and point-of-use inventory solutions, including industrial vending technology and bin stock programs (Fastenal Managed Inventory or FMI®). Our distribution system centers on over 3,200 in-

market locations (a combination of public branches and customer-specific Onsite locations), primarily in North America but also in Asia, Europe, and Central and South America, each providing tailored inventory, flexible service, and custom solutions to drive the unique goals of local customers. These in-market servicing locations are supported by fifteen regional distribution centers, a captive logistics fleet, robust sourcing, quality and manufacturing resources, and multiple teams of industry specialists and support personnel – all working toward Fastenal’s common goal of Growth Through Customer Service®.
Additional information regarding Fastenal is available on the Fastenal Company website at www.fastenal.com.
This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including a statement regarding expectations as to payment of a quarterly cash dividend in the foreseeable future. Any future determination as to payment of dividends will depend upon the financial condition and results of operations of the company and such other factors as are deemed relevant by the board of directors. For example, a change in business needs including working capital and funding for acquisitions, or a change in income tax law relating to dividends, could cause the company to decide not to pay a dividend in the future. A discussion of other risks and uncertainties is included in the company's filings with the SEC, including our most recent annual and quarterly reports. FAST-D

CONTACT:	Ellen Stolts
Assistant Controller – Reporting and Reconciliation
507.313.7282